SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) January 15, 2003
                                  ----------------




                         HUGHES ELECTRONICS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9688
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)


















ITEM 5. OTHER EVENTS

      On January 15, 2003, a news release was issued on the subject of fourth quarter consolidated earnings by Hughes Electronics Corporation (Hughes). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Annual Report on Form 10-K. The release is as follows:


          HUGHES FOURTH QUARTER 2002 RESULTS DRIVEN BY CONTINUED STRONG
                       DIRECTV U.S. FINANCIAL PERFORMANCE

            DIRECTV U.S. Revenues Increase Over 19% to $1.8 Billion;
             DIRECTV U.S. EBITDA1 More Than Triples to $191 Million


      El Segundo, Calif., January 15, 2003 -- Hughes Electronics Corporation, a world-leading provider of digital television entertainment, satellite-based private business networks, and global video and data broadcasting, today reported fourth quarter 2002 revenues increased 8.3% to $2,471.7 million, compared with $2,281.6 million in the fourth quarter of 2001. EBITDA(1) for the quarter increased to $171.6 million compared with $118.2 million in the fourth quarter of last year. EBITDA margin(1) was 6.9% in the quarter compared with an EBITDA margin of 5.2% last year. Included in the 2002 fourth quarter results was a one-time charge of $111.4 million related to the previously announced shutdown of the DIRECTV Broadband business. Excluding this charge, EBITDA was $283.0 million and EBITDA margin was 11.4%. The operating loss for the fourth quarter of 2002 was $105.4 million compared with an operating loss of $178.6 million in the fourth quarter of 2001.

      "The continued improvement in the operating performance of DIRECTV U.S. drove the strong revenue and EBITDA performance of HUGHES in the quarter," said Jack A. Shaw, HUGHES' president and chief executive officer. "The actions we've taken over the last 18 months to lower churn, reduce subscriber acquisition costs and increase monthly revenue per subscriber have resulted in a higher quality subscriber base and have increased the financial returns on our subscriber investment. As a result, DIRECTV U.S. fourth quarter revenues increased by over 19% to about $1.8 billion and EBITDA more than tripled to $191 million as compared to the same period in 2001."

      Shaw continued, "We also moved quickly to address the issues facing our DIRECTV Broadband and DIRECTV Latin America businesses as soon as the proposed merger with EchoStar was terminated. As a result of our recent announcements to shutdown DIRECTV Broadband and restructure DIRECTV Latin America, we expect to reduce our cash requirements by several hundred million dollars over the next few years."

      In the fourth quarter of 2002, HUGHES reported an operating loss of $105.4 million compared with an operating loss of $178.6 million in 2001. This lower operating loss was due primarily to the higher EBITDA and the elimination of approximately $45 million of amortization expense for goodwill and intangible assets in 2002 that resulted from the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") on January 1, 2002. These changes were partially offset by higher depreciation expense, mostly at DIRECTV U.S. due to the launch of two new satellites and additional infrastructure expenditures made during the last year.

      HUGHES had fourth quarter 2002 net income of $115.3 million compared to a net loss of $132.6 million in the same period of 2001. The primary reasons for the improved net income were the lower operating loss and a pre-tax gain of $600 million related to the settlement with EchoStar Communications Corporation ("EchoStar") in connection with the termination of the proposed merger agreement with HUGHES. These improvements were partially offset by pre-tax charges related to the write-down to market value of equity investments in XM Satellite Radio and Crown Media Holdings of $103 million and $44 million, respectively, and a $52 million pre-tax loss related to the exchange of HUGHES' ownership in HUGHES Tele.com (India) Limited for an equity interest in and long term receivables from Tata Teleservices Limited.

      In January of 2002, HUGHES adopted SFAS No. 142, "Goodwill and Other Intangible Assets." In the fourth quarter, step two of the transitional impairment test was completed for DIRECTV Latin America, DIRECTV Broadband and a Hughes Network Systems ("HNS") equity investment. As a result of this analysis, HUGHES wrote-down $557 million of goodwill related to DIRECTV Latin America, $108 million of goodwill related to DIRECTV Broadband and $16 million of goodwill associated with the HNS equity investment. In accordance with SFAS No. 142, these charges are reflected in the first quarter of 2002 results and are recorded in "Cumulative effect of accounting changes, net of taxes."

                           FULL-YEAR FINANCIAL REVIEW

      For the full-year 2002, revenues increased 8.1% to $8,934.9 million compared to $8,264.0 million in 2001. This increase was primarily due to continued subscriber growth at DIRECTV U.S. partially offset by lower sales in the Carrier businesses of HNS, the devaluation of several foreign currencies in the DIRECTV Latin America businesses and the absence of new sales-type lease contracts at PanAmSat.

      EBITDA in 2002 was $672.4 million and EBITDA margin was 7.5%, compared to EBITDA of $389.9 million and EBITDA margin of 4.7% in 2001. The 72.5% increase in EBITDA and the increase in EBITDA margin were primarily attributable to additional profit gained from the DIRECTV U.S. revenue growth and lower subscriber acquisition costs, a $95 million one-time gain from the favorable resolution of litigation with the National Aeronautics and Space Administration ("NASA"), and an $88 million charge primarily related to severance recorded in 2001. These improvements were partially offset by the devaluation of several foreign currencies and the costs associated with the 2002 World Cup in the DIRECTV Latin America businesses, the $111 million charge for the shutdown of the DIRECTV Broadband business and a charge of $48 million related to losses associated with the final settlement of a contractual dispute with General Electric Capital Corporation ("GECC").

      HUGHES' operating loss for 2002 was $394.7 million compared with an operating loss of $757.8 million in 2001. The improved operating loss was primarily due to the higher EBITDA and the elimination of approximately $249 million of amortization expense for goodwill and intangible assets in 2002 that resulted from the adoption of SFAS No. 142. These changes were partially offset by higher depreciation expense, particularly at DIRECTV U.S. due to the recent launch of two new satellites and additional infrastructure expenditures made during the last year.

      In 2002, net losses totaled $891.1 million compared to net losses of $621.6 million in 2001. The higher net loss was primarily due to the goodwill charges, increased net interest expense including a charge of $74 million related to the GECC settlement in 2002, the write-downs of equity investments to market value and the discontinuation of the minority interest adjustment related to DIRECTV Latin America. Partially offsetting these results were the gain recorded on the EchoStar settlement, the lower operating loss, the write-down of HUGHES' Sky Perfect Communications, Inc. ("Sky Perfect") investment in 2001, and the larger pre-tax gain on the sale of HUGHES' Thomson Multimedia common stock in 2002 compared to 2001.



                  SEGMENT FINANCIAL REVIEW: FOURTH QUARTER 2002

                            Direct-To-Home Broadcast

      Fourth quarter 2002 revenues for the segment increased 15.1% to $1,973.7 million from $1,715.2 million in the fourth quarter of 2001. The segment had EBITDA of $44.8 million compared with negative EBITDA of $5.3 million in the fourth quarter of 2001. Operating loss was $142.3 million in the fourth quarter of 2002 compared with an operating loss of $176.1 million in the same period last year.

      United States: Excluding subscribers in the National Rural Telecommunications Cooperative ("NRTC") territories, DIRECTV's owned and operated gross subscriber additions in the quarter were 711,000 and after accounting for churn, DIRECTV added 292,000 net subscribers. DIRECTV owned and operated subscribers totaled 9.49 million as of December 31, 2002, 12% more than the 8.44 million cumulative subscribers attained as of December 31, 2001. For the fourth quarter of 2002, the total number of subscribers in NRTC territories fell by 36,000, reducing the total number of NRTC subscribers as of December 31, 2002, to 1.69 million. As a result, the DIRECTV platform ended the year with
11.18 million total subscribers.

      DIRECTV reported quarterly revenues of $1,814 million, an increase of over 19% from last year's fourth quarter revenues of $1,519 million. The increase was due to continued subscriber growth and higher monthly revenue per subscriber.

      EBITDA for the fourth quarter of 2002 was $191 million compared with EBITDA in the same period of 2001 of $63 million. The increased EBITDA was primarily due to the additional profit gained from DIRECTV's increased revenue and lower marketing costs related to lower gross subscriber additions. Operating profit in the current quarter increased to $68 million compared with an operating loss of $46 million in 2001 principally due to the improved EBITDA and reduced amortization expense in accordance with SFAS No. 142. These were partially offset by higher depreciation expense, mostly related to the launch of the DIRECTV 4S satellite in December 2001 and DIRECTV 5 in May 2002, as well as additional infrastructure expenditures made during the last year.

      Please refer to the "Selected DIRECTV U.S. Performance Highlights" attachment for additional information on DIRECTV's subscribers and other important financial metrics.

      DIRECTV DSL: On December 13, 2002, HUGHES announced that it was shutting down the DIRECTV DSLTM service. DIRECTV Broadband will be transitioning subscribers to alternative service providers during the first quarter of 2003.

      In the fourth quarter of 2002, the DIRECTV DSL service added approximately 600 net customers. As of December 31, 2002, DIRECTV DSL had about 151,600 residential broadband customers in the United States compared with about 91,000 customers as of December 31, 2001.

      The DIRECTV DSL service had fourth quarter 2002 revenues of $21 million compared with $11 million reported in the fourth quarter of 2001. The increase was driven by the larger subscriber base and an increase in monthly revenue per subscriber.

      Including a $111 million charge recorded for the expected costs associated with the planned shutdown of the service, DIRECTV DSL had negative EBITDA of $134 million in the quarter compared with negative EBITDA of $32 million in the same period last year. The charge will cover the expected costs to close the business including contract termination payments, write-off of customer premise equipment and severance payments. DIRECTV DSL's operating loss in the fourth quarter of 2002 increased to $147 million compared with an operating loss of $41 million in 2001 primarily due to the shutdown charge.


      Latin America: On January 8, 2003, DIRECTV Latin America announced that it had initiated discussions with certain programmers, suppliers, lenders and business associates to resolve issues that have affected its financial performance, including excessive fixed costs and a substantial debt burden. DIRECTV Latin America's goal is to implement a plan that is consistent with its overall objectives of enhanced competitiveness and profitable growth.

      The DIRECTV service in Latin America lost 22,000 net subscribers in the fourth quarter of 2002. As a result, the total number of subscribers in Latin America as of the end of the quarter was approximately 1,582,000 compared with about 1,610,000 as of December 31, 2001.

      Revenues for DIRECTV Latin America were $141 million for the quarter compared with $186 million in the fourth quarter of 2001. This decline was primarily due to the devaluation of several foreign currencies, the most significant of which was in Argentina, as well as the lower number of subscribers.

      DIRECTV Latin America had negative EBITDA of $13 million in the quarter compared with negative EBITDA of $36 million in the fourth quarter of 2001. The improvement in EBITDA was primarily due to a $29 million charge in 2001 related to the Argentinean devaluation as well as reduced operating costs in 2002 due to aggressive cost cutting. These improvements were partially offset by the decline in revenues. DIRECTV Latin America's operating loss decreased to $64 million in the quarter from an operating loss of $89 million last year primarily due to the improved EBITDA and reduced amortization expense in accordance with SFAS No. 142, partially offset by higher depreciation expense associated with additional infrastructure expenditures.

                               Satellite Services

      PanAmSat Corporation ("PanAmSat"), which is 81%-owned by HUGHES, generated fourth quarter 2002 revenues of $196.8 million compared with $203.7 million in the same period of the prior year. The decrease in revenues was primarily due to reduced occasional video services revenues as compared to fourth quarter 2001, which reflected increased activity due to the events of September 11, 2001.

      EBITDA for the quarter was $144.4 million and EBITDA margin was 73.4%. EBITDA in the fourth quarter of 2001 was $139.3 million and EBITDA margin was 68.4%. The increase in EBITDA and EBITDA margin was primarily due to the company's continued focus on reducing its operating costs. Operating profit for the quarter was $71.4 million compared with operating profit of $29.3 million in the fourth quarter of 2001. The increase was primarily due to the improved EBITDA as well as lower amortization expense in accordance with SFAS No. 142 and lower satellite depreciation expense.

      As of December 31, 2002, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $5.55 billion compared to approximately $5.50 billion at the end of the third quarter of 2002.

                                 Network Systems

      HNS generated fourth quarter 2002 revenues of $372.5 million compared with $435.7 million in the fourth quarter of 2001. The decline was principally due to lower sales in the Carrier businesses primarily related to the substantial completion of the XM Satellite Radio and Thuraya Satellite Telecommunications Company contracts.

      HNS shipped 939,000 DIRECTV(R) receiver systems in the fourth quarter of 2002 compared to 814,000 units in the same period last year. Additionally, HNS added approximately 20,000 net DIRECWAY residential and small office/home office
(SOHO) broadband customers in the quarter. As of December 31, 2002, DIRECWAY had approximately 158,000 residential and SOHO subscribers in North America compared to 101,000 as of December 31, 2001, a 56% increase.


      HNS reported EBITDA of $1.1 million in the quarter compared to negative EBITDA of $14.1 million in the fourth quarter of 2001. Improved margins in the Satellite Broadband and Set-Top Box businesses were partially offset by the lower EBITDA associated with the decline in sales in the Carrier businesses. Operating loss was $18.0 million compared with the prior year's operating loss of $27.6 million. The decrease in operating loss was attributable to the improved EBITDA partially offset by increased depreciation and amortization expense associated with additional infrastructure expenditures.

                                  BALANCE SHEET

      From December 31, 2001 to December 31, 2002, HUGHES' consolidated cash balance increased $428.5 million to $1,128.6 million and total debt increased $470.5 million to $3,117.8 million. The major uses of cash were $1,298.1 million for satellite and capital expenditures, the payment of $180 million to GECC and the final purchase price adjustment payment of $134 million to the Raytheon Company. Also included in 2002 were cash receipts of $600 million for the settlement on the terminated merger with EchoStar, $215 million from an insurance claim on the PAS-7 satellite, $211 million for the sale of Thomson Multimedia common stock, $105 million for the sale of Sky Perfect common stock and $95 million from the resolution of the breach of contract lawsuit with NASA.

      Additionally, on December 4, 2002, HUGHES announced that it had refinanced and extended $1.9 billion of senior credit facilities. The amended facilities mature on August 31, 2003, and include a $1.28 billion revolving credit facility and a $650 million term loan.

       Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' fourth quarter 2002 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-5517. The webcast will be archived on the Investor Relations portion of the HUGHES website and a replay will be available (dial in number: 719-457-0820, code: 797276) beginning today at 7:00 p.m. ET.


(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is defined as operating profit (loss) plus depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. HUGHES management uses EBITDA to evaluate the operating performance of HUGHES and its business segments, to allocate resources and capital to its business segments, and as a measure of performance for incentive compensation purposes. HUGHES believes EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. EBITDA is used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. HUGHES management believes that EBITDA is a common measure used to compare HUGHES' operating performance and enterprise value to other communications, entertainment and media service providers. EBITDA does not reflect funds available for investment in the business of HUGHES, dividends or other discretionary uses. EBITDA and EBITDA margin as presented herein may not be comparable to similarly titled measures reported by other companies.

                            Hughes Financial Guidance
-------------------------------------------------------------------------------
                              2002 Full Year    First Quarter      Full Year
                                  Actuals           2003              2003
-------------------------------------------------------------------------------
HUGHES
-------------------------------------------------------------------------------
  Revenues                        $8,935M          ~$2.1B          $9.3 - 9.5B
-------------------------------------------------------------------------------
  EBITDA                           $672M         $175 - 225M         ~$1.1B
-------------------------------------------------------------------------------
  Cash Supplied/(Required)        $138M(1)          N/A       $(200) - (300)M(2)
-------------------------------------------------------------------------------
DIRECTV U.S.
-------------------------------------------------------------------------------
  Revenues                        $6,445M         ~$1.625B           ~$7.1B
-------------------------------------------------------------------------------
  EBITDA                          $620M(3)         ~$160M          $800 - 850M
-------------------------------------------------------------------------------
  Net Subscriber Adds             1,050K             N/A           750 - 800K
-------------------------------------------------------------------------------
DIRECTV DSL
-------------------------------------------------------------------------------
  Revenues                         $72M
------------------------------------------
  EBITDA                          $(220)M          DIRECTV DSL Discontinued
------------------------------------------
  Net Subscriber Adds               61K
-------------------------------------------------------------------------------
DIRECTV Latin America
-------------------------------------------------------------------------------
  Revenues                         $680M         $125 - 150M       $550 - 600M
-------------------------------------------------------------------------------
  EBITDA                          $(202)M       $(30) - (50)M     $(50) - (75)M
-------------------------------------------------------------------------------
Hughes Network Systems
-------------------------------------------------------------------------------
  Revenues                        $1,170M        $215 - 230M       $1.1 - 1.2B
-------------------------------------------------------------------------------
  EBITDA                          $(87)M(4)     $(20) - (30)M       Breakeven
-------------------------------------------------------------------------------
PanAmSat
-------------------------------------------------------------------------------
  Revenues                         $812M         $190 - 200M       $790 - 820M
-------------------------------------------------------------------------------
  New Outright Sales                None            None              None
  and Sales-Type
  Leases
-------------------------------------------------------------------------------
  EBITDA                           $592M         $140 - 150M       $580 - 600M
-------------------------------------------------------------------------------

(1) Excludes financing fees of and purchases of short term investments.
(2) Excludes one-time non-operating cash requirements.
(3) Excludes $56M EBITDA charge for GECC settlement and includes $45M of allocated HUGHES corporate G&A which will not be allocated in 2003.
(4) Includes $10M of allocated HUGHES corporate G&A which will not be allocated in 2003.

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.


                                      ###

Selected DIRECTV U.S. Performance Highlights
--------------------------------------------------------------------------------
                                                Quarters Ended
                               -------------------------------------------------
                               12/31/01   3/31/02   6/30/02   9/30/02  12/31/02
DIRECTV U.S. Key Performance
  Metrics
--------------------------------------------------------------------------------
  Average Revenue per User
   (ARPU),$ (1)                 $61.35    $56.70    $58.10    $59.20    $64.70
--------------------------------------------------------------------------------
  Subscriber Acquisition
   Cost (SAC),$ (2)               $565      $525      $530      $535      $570
--------------------------------------------------------------------------------
  Churn, %  (3)                    1.7%      1.6%      1.7%      1.7%      1.5%
--------------------------------------------------------------------------------
  Pre-Marketing Cash Flow
   (PMCF), %                        38%       39%       40%       41%       38%
--------------------------------------------------------------------------------

Subscriber Summary (in millions)
--------------------------------
  DIRECTV - Owned & Operated
--------------------------------------------------------------------------------
    Residential                   7.88      8.27      8.46      8.68      8.93
--------------------------------------------------------------------------------
    Commercial                    0.33      0.34      0.37      0.38      0.40
--------------------------------------------------------------------------------
    Suspended                     0.23      0.18      0.16      0.14      0.16
--------------------------------------------------------------------------------
        Total DIRECTV - Owned
          & Operated (4)          8.44      8.79      8.99      9.20      9.49
--------------------------------------------------------------------------------
  NRTC, Total  (5)                1.89      1.75      1.75      1.72      1.69
--------------------------------------------------------------------------------
        Grand Total              10.33     10.54     10.74     10.92     11.18
---------------------------------===============================================

   (1) Total revenue divided by average period-end total DIRECTV owned & operated customers
   (2) Sales and marketing acquisition costs divided by DIRECTV owned &
       operated customer gross adds in the period; includes advanced and leased set-top boxes
   (3) Net customer disconnects divided by average period-end DIRECTV owned and operated customers
   (4) Excludes pending customers to reflect policy change effective 1/1/02
   (5) Reflects DIRECTV billing system data except Q1 and Q2 2002 which also reflect Pegasus Communicatons Corp. policy change and adjustments reported in Pegasus' Form 10Q filings
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)                                                    Twelve Months
                                          Fourth Quarter     Ended December 31,
                                          --------------------------------------
                                          2002      2001      2002      2001
--------------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and
  other services                        $2,195.6  $1,935.6  $8,031.0  $7,204.3
Product sales                              276.1     346.0     903.9   1,059.7
--------------------------------------------------------------------------------
Total Revenues                           2,471.7   2,281.6   8,934.9   8,264.0
--------------------------------------------------------------------------------
Operating Costs and Expenses,
  Exclusive of Depreciation and
  Amortization Expense Shown Below
Broadcast programming and other costs    1,162.3     944.3   4,187.1   3,335.3
Cost of products sold                      251.4     309.8     818.6     900.2
Selling, general and administrative
  expenses                                 886.4     909.3   3,256.8   3,638.6
Depreciation and amortization              277.0     296.8   1,067.1   1,147.7
--------------------------------------------------------------------------------
Total Operating Costs and Expenses       2,577.1   2,460.2   9,329.6   9,021.8
--------------------------------------------------------------------------------

Operating Loss                            (105.4)   (178.6)   (394.7)   (757.8)

Interest income                              7.4       4.5      24.5      56.7
Interest expense                           (61.1)    (61.9)   (336.2)   (195.9)
Other, net                                 379.5      (2.7)    425.5     (92.7)
--------------------------------------------------------------------------------
Income (Loss) Before Income Taxes,
  Minority Interests and Cumulative
  Effect of Accounting Change              220.4    (238.7)   (280.9)   (989.7)

Income tax (expense) benefit               (97.8)    107.8      92.7     325.6
Minority interests in net (earnings)
  losses of subsidiaries                    (7.3)     (1.7)    (21.6)     49.9
--------------------------------------------------------------------------------

Income (Loss) before cumulative
  effect of accounting changes             115.3    (132.6)   (209.8)   (614.2)
Cumulative effect of accounting
  changes, net of taxes                        -         -    (681.3)     (7.4)
--------------------------------------------------------------------------------

Net Income (Loss)                          115.3    (132.6)   (891.1)   (621.6)

Adjustment to exclude the effect
  of GM purchase accounting                    -       0.8         -       3.3
--------------------------------------------------------------------------------

Income (Loss) excluding the effect
  of GM purchase accounting                115.3    (131.8)   (891.1)   (618.3)

Preferred stock dividends                      -     (24.1)    (46.9)    (96.4)
--------------------------------------------------------------------------------

Income (Loss) Used for Computation of
  Available Separate Consolidated
  Net Income (Loss)                       $115.3   $(155.9)  $(938.0)  $(714.7)
================================================================================

Available Separate Consolidated
  Net Income (Loss)
Average number of shares of General Motors
  Class H Common Stock outstanding
  (in millions) (Numerator)                958.2     877.3     919.5     876.3
Average Class H dividend base
  (in millions) (Denominator)            1,381.8   1,300.9   1,343.1   1,300.0
Available Separate Consolidated
  Net Income (Loss)                        $80.0   $(105.1)  $(642.2)  $(481.8)
================================================================================

CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)                              December 31,
                                                       2002        December 31,
ASSETS                                             (Unaudited)         2001
--------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                              $1,128.6         $700.1
Accounts and notes receivable                           1,133.9        1,090.5
Contracts in process                                      165.9          153.1
Inventories                                               230.3          360.1
Deferred income taxes                                      97.7          118.9
Prepaid expenses and other                                921.3          918.4
--------------------------------------------------------------------------------
Total Current Assets                                    3,677.7        3,341.1
Satellites, net                                         4,922.6        4,806.6
Property, net                                           2,017.4        2,197.8
Goodwill, net                                           5,775.2        6,496.6
Intangible Assets, net                                    644.7          660.2
Net Investment in Sales-type Leases                       161.9          227.0
Investments and Other Assets                              706.9        1,480.8
--------------------------------------------------------------------------------
Total Assets                                          $17,906.4      $19,210.1
================================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
--------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                       $1,039.0       $1,227.5
Deferred revenues                                         166.4          178.5
Short-term borrowings and current portion of
  long-term debt                                          727.8        1,658.5
Accrued liabilities and other                           1,288.5        1,342.0
--------------------------------------------------------------------------------
Total Current Liabilities                               3,221.7        4,406.5
Long-Term Debt                                          2,390.0          988.8
Other Liabilities and Deferred Credits                  1,178.4        1,465.1
Deferred Income Taxes                                     581.2          746.5
Commitments and Contingencies
Minority Interests                                        555.3          531.3
Stockholder's Equity                                    9,979.8       11,071.9
--------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity            $17,906.4      $19,210.1
================================================================================

 Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)                                                   Twelve Months
                                 Fourth Quarter Ended          December 31,
                                 --------------------       ------------------
                                   2002       2001          2002       2001
------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                  $ 1,973.7  $ 1,715.2      $7,193.3   $6,306.4
EBITDA (1)                      $    44.8  $    (5.3)     $  142.2   $  (74.8)
EBITDA Margin (1)                     2.3%       N/A           2.0%        N/A
Operating Loss                  $  (142.3) $  (176.1)     $ (523.8)  $ (749.9)
Depreciation and Amortization   $   187.1  $   170.8      $  666.0   $  675.1
Capital Expenditures            $   123.5  $   211.8      $  524.1   $  734.3

------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                  $   196.8  $   203.7      $  812.3   $  870.1
EBITDA (1)                      $   144.4  $   139.3      $  591.6   $  580.0
EBITDA Margin (1)                    73.4%      68.4%         72.8%      66.7%
Operating Profit                $    71.4  $    29.3      $  255.9   $  165.3
Operating Profit Margin              36.3%      14.4%         31.5%      19.0%
Depreciation and Amortization   $    73.0  $   110.0      $  335.7   $  414.7
Capital Expenditures            $    34.3  $    96.5      $  294.3   $  338.2

------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                  $   372.5  $   435.7      $1,169.9   $1,325.8
EBITDA (1)                      $     1.1  $   (14.1)     $  (87.0)  $ (111.8)
Operating Loss                  $   (18.0) $   (27.6)     $ (160.7)  $ (171.8)
Depreciation and Amortization   $    19.1  $    13.5      $   73.7   $   60.0
Capital Expenditures            $    85.0  $   197.4      $  400.4   $  664.6

------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                  $   (71.3) $   (73.0)     $ (240.6)  $ (238.3)
EBITDA (1)                      $   (18.7) $    (1.7)     $   25.6   $   (3.5)
Operating Profit (Loss)         $   (16.5) $    (4.2)     $   33.9   $   (1.4)
Depreciation and Amortization   $    (2.2) $     2.5      $   (8.3)  $   (2.1)
Capital Expenditures            $    24.6  $    10.4      $   79.3   $    6.4

------------------------------------------------------------------------------
TOTAL
Total Revenues                  $ 2,471.7  $ 2,281.6      $8,934.9   $8,264.0
EBITDA (1)                      $   171.6  $   118.2      $  672.4   $  389.9
EBITDA Margin (1)                     6.9%       5.2%          7.5%       4.7%
Operating Loss                  $  (105.4) $  (178.6)     $ (394.7)  $ (757.8)
Depreciation and Amortization   $   277.0  $   296.8      $1,067.1   $1,147.7
Capital Expenditures            $   267.4  $   516.1      $1,298.1   $1,743.5

==============================================================================

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. EBITDA does not reflect the funds available for investment in the business of HUGHES, dividends or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HUGHES ELECTRONICS CORPORATION
                                       ------------------------------
                                               (Registrant)



                                       By
Date January 15, 2003                  /s/Michael J. Gaines
     ----------------                  -----------------------------------
                                       (Michael J. Gaines,
                                        Chief Financial Officer)




                                       ###